CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Golden State Bancorp Inc. :


We consent to the incorporation by reference in registration statement Nos. 333-67837 and 333-74615 on Form S-8 and in registration statement Nos. 333-47309 and 333-28037 on Form S-3 of Golden State Bancorp Inc. of our report dated January 18, 2000, relating to the consolidated balance sheets of Golden State Bancorp Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Golden State Bancorp Inc.


                                  /s/ KPMG LLP


San Francisco, California
March 24, 2000